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                                                                   Exhibit 21


                           SUBSIDIARIES OF THE COMPANY

     The following is a list of the active subsidiaries of the Company as of March 27, 1997, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business. In the case of each subsidiary which is indented, its immediate parent owns beneficially all of the voting securities, except New Valley Corporation, of which BGLS Inc. and New Valley Holdings, Inc. collectively own approximately 42% of such voting securities.


   NAME OF SUBSIDIARY                                           JURISDICTION OF INCORPORATION
   ------------------                                           -----------------------------
     BGLS Inc.                                                            Delaware
       Liggett Group Inc.                                                 Delaware
       Brooke (Overseas) Ltd.                                             Delaware
       New Valley Holdings, Inc.                                          Delaware
          New Valley Corporation                                          Delaware


     Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.